Exhibit 10.21

AWARD AGREEMENT
Under The
Oaktree Capital Group, LLC
Long-Term Incentive Plan

This Award Agreement (as may be amended, modified, supplemented or restated from time to time, this “Agreement”) is effective as of March 23, 2020 (the “Grant Date”), by and between Oaktree Capital Group, LLC, a Delaware limited liability company (the “Company”) and you (the “Participant”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Oaktree Capital Group, LLC Long-Term Incentive Plan (as amended, modified, supplemented or restated from time to time, the “Plan”). This Agreement shall be deemed executed, accepted and agreed to by all parties hereto upon the Participant’s acceptance of this Agreement via DocuSign.

Recitals

Whereas, the Plan was adopted for the purposes of assisting the Oaktree Group to retain key employees, directors, consultants other service providers, partners and members of any Oaktree Group Member; and

Whereas, the Plan Administrator has approved the grant of the Award to the Participant pursuant to the Plan, subject to the terms and conditions of the Grant Documents (as defined below).

Now, Therefore, in consideration of the premises and the mutual agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

Agreement

1.    Grant of Award.  Subject to the terms and conditions of this Agreement, the Plan and the other Grant Documents (as defined below):

(a)    the Company hereby grants to the Participant, on the Grant Date, and the Participant hereby accepts and receives from the Company, an Award in the amount specified for the Participant (the “Award”) on the “LTI Recurring Supplemental Award Value Statement” for this Award delivered to the Participant on the Grant Date (the “Award Statement”);

(b)    the Award shall be a “Cash Award” for all purposes of the Plan;
(c)    the Award shall be notionally invested in the Designated Fund or the Alternative Notional Investment, as indicated by the Participant on Attachment A to this

Agreement (if no election is made by the Participant on Attachment A, or if this Agreement has not been accepted by the Participant by March 30, 2020, the Participant will be deemed to have elected the Designated Fund), commencing on April 1, 2020 and ending on December 31, 2020 for purposes of determining the value of the Award that is payable upon the First Vesting Date (as defined below), and ending on December 31 of each subsequent year for purposes of determining the value of the Award that is payable on each subsequent Vesting Date (as defined below); provided, that the period over which the Award is notionally invested may be shortened in connection with any cessation of the Participant’s service as a member of the Board of Directors of the Company as provided in the Plan and determined by the Company or the Plan Administrator;
(d)    the Participant hereby acknowledges that the Participant has received and has reviewed carefully a copy of (i) the Plan, (ii) this Agreement, (iii) the Award Statement and (iv) each other agreement, instrument or document required by the Company to be executed and delivered by the Participant in connection with the transactions contemplated by this Agreement (collectively, including this Agreement and the Plan, as each such document may be amended, modified, supplemented or restated in accordance with its respective terms from time to time, the “Grant Documents”); and
(e)    notwithstanding anything in the Plan or this Agreement to the contrary, the Plan Administrator may, in its discretion and without the Participant’s consent, provide at any time for (i) the assumption of the Award by any Affiliate of the Company, or (ii) an acceleration of the vesting provisions applicable to the Award.

2.        Vesting; Forfeiture; Payment.

(a)    Vesting. The Award shall be unvested as of the Grant Date. Subject to the Participant’s continued provision of services as a member of the Board of Directors of the Company, twenty-five percent (25%) of the Award shall vest on February 15, 2021 (the “First Vesting Date”), and an additional twenty-five percent (25%) of the Award shall vest on each of (i) February 15, 2022, (ii) February 15, 2023, and (iii) February 15, 2024 (each such date, a “Vesting Date”), in each case, unless forfeited pursuant to Paragraph 2(b) below or accelerated pursuant to Paragraph 2(c) below.
(b)    Forfeiture. Except as otherwise determined by the Company, and subject to Paragraph 2(c) below, if the Participant ceases to serve as a member of the Board of Directors of the Company for any reason or for no reason at all (including termination of such services by the Company without Cause), then all unvested portions of the Award shall be immediately and automatically cancelled on the date as of which the Participant ceases to serve as a member of the Board of Directors of the Company without any further action by any parties hereto, and shall cease thereafter to be outstanding.
(c)    Acceleration of Vesting. Notwithstanding Paragraph 2(a) above:

(i)for the avoidance of doubt, the Company may at any time accelerate the vesting of any Award;
(ii)if the Participant ceases to serve as a member of the Board of Directors of the Company as a result of the Participant’s death or Disability, the Award shall vest immediately and automatically, effective upon the Participant’s death or Disability;
(iii)     if (A) the Participant ceases to serve as a member of the Board of Directors of the Company due to the termination by the Company of such services, (B) the Participant has not engaged in Cause, (C) the Participant has delivered to the Company, within ten calendar days (or such longer period permitted by the Company) after such cessation, an executed general release in form and substance reasonably determined by the Company, fully and finally releasing all Oaktree Group Members and all Oaktree Related Persons (as defined below) from all claims and other liabilities whatsoever, and (D) the Participant does not subsequently seek to revoke or otherwise repudiate or evade any of the provisions of such general release (whether pursuant to any statutory revocation right or otherwise), then the Award shall vest effective upon such permanent cessation.
(d)    Payment. All amounts payable pursuant to the Award shall be determined as set forth in the Plan, and each installment due under the Award will be paid on the dates set forth in the Plan, in all cases, subject to the terms and conditions thereof.

3.     Accounts. The Plan Administrator shall establish a bookkeeping account (the “Account”) for the Participant, which shall set out the amount of the Award, along with all earnings thereon. The Account is notional and for internal information only. The Participant shall not be permitted with withdraw any amounts from the Account.

4.     Participant’s Obligation to Pay Taxes. The Participant shall be responsible for any and all Taxes relating to the Award. The Participant hereby agrees that the Company has the right (a) to require reimbursement from the Participant of any such Taxes that are paid by the Company or any other Oaktree Group Member and (b) to deduct any such taxes (i) from any payment of any kind otherwise due to the Participant, including as necessary, appropriate, advisable or convenient to satisfy any U.S. federal, state or local or non-U.S. withholding tax requirements, and (ii) from payments owed to the Participant under the Grant Documents.

5.     Certain Representations, Warranties, Covenants and Agreements.  As an essential inducement to the Company to grant and issue the Award to the Participant, the Participant hereby represents and warrants to the Oaktree Group as follows:

(a)    Authority and Capacity. The Participant has the legal capacity to (i) agree to and, if applicable, execute and deliver each Grant Document and (ii) perform all of the Participant’s obligations thereunder. The Participant shall be deemed to have duly executed and delivered this Agreement upon accepting its terms via DocuSign, and each Grant Document constitutes the legal, valid and binding obligation of the Participant, enforceable against the Participant in accordance with its respective terms.
(b)    No Conflict. Neither the execution, acceptance and delivery by the Participant of any Grant Document, nor the performance by the Participant of the Participant’s obligations thereunder, violates, conflicts with or constitutes a default or breach under, or will violate, conflict with or constitute a default or breach under any applicable law or any contract, indenture, agreement, instrument or mortgage binding on the Participant or any of the Participant’s properties. To the best knowledge of the Participant, the grant of the Award to the Participant:

(i)        would not reasonably be expected to result in the violation by the Company or any other Oaktree Related Person of any applicable law, including any applicable U.S. federal or state securities laws;
(ii)       would not reasonably be expected to terminate the existence or qualification of the Company or any other Oaktree Related Person under the laws of any jurisdiction;
(iii)       would not reasonably be expected to cause the Company to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed); and
(iv)        would not reasonably be expected to subject the Company or any other Oaktree Related Person to any material regulatory requirement to which it, he or she otherwise would not be subject, including any requirement that the Company register as an investment company under the Investment Company Act or as a result of all or any portion of the Company’s assets becoming or being deemed to be “plan assets” for purposes of the U.S. Employee Retirement Income Security Act of 1974, as amended.

(c)    Suitability. The Participant meets all suitability standards or eligibility requirements imposed by the jurisdiction of the Participant’s residence for the Participant’s receipt of the Award pursuant to the Grant Documents.
(d)    Independent Decision. The Participant is relying on the Participant’s own independent investigation and the information contained in the Grant Documents, and the Participant is not relying on any Person (other than the Participant’s own legal, tax, financial and other advisors) or any representation or warranty made by any Oaktree

Related Person, in each case, in deciding to accept the Award or in making any election in Attachment A. Without limiting the foregoing, no representation or warranty has been made to the Participant by any Oaktree Related Person as to the expected future performance of the Designated Fund or the Alternative Notional Investment.
(e)    Understanding of Grant Documents. The Participant understands each provision of each Grant Document and the terms and conditions of the Award. Without limiting the foregoing, the Participant understands that amounts paid to the Participant in respect of the Award are subject to withholding as provided in Paragraph 4 hereof and in Section 9.05 of the Plan. The Participant has given careful consideration to all of the provisions of the Grant Documents.

If the Participant becomes aware that any representation or warranty made by the Participant in any Grant Document would be incorrect in any material respect if such representation or warranty were to be made as of any subsequent date, or that the Participant is unable fulfill or perform in any material respect any of the Participant’s covenants or agreements in any Grant Document, the Participant shall promptly notify the Company of such inaccuracy or inability.

6.     Incorporation of the Plan.  The provisions of the Plan are hereby incorporated herein by reference and shall apply to this Agreement. Without limiting the foregoing, this Agreement may be amended, modified or waived with the written consent of the Company; provided that if any such amendment, modification or waiver would adversely affect the Participant in any material respect, such amendment, modification or waiver shall also require the written consent of the Participant; provided further that, for the avoidance of doubt, the Plan may be amended, modified or waived pursuant to Article VIII of the Plan, and any such amendment, modification and waiver of the Plan shall be effective with respect to the Award (and shall not be deemed to be an amendment, modification or waiver of this Agreement for purposes of the immediately preceding proviso or otherwise).

7.     Arbitration of Disputes.

(a)Any and all disputes, claims or controversies arising out of or relating to this Agreement, including any and all disputes, claims or controversies arising out of or relating to (i) the Participant’s rights and obligations hereunder, (ii) the validity or scope of any provision of this Agreement, (iii) except as expressly limited below by Paragraph 7(c), whether a particular dispute, claim or controversy is subject to arbitration under this Paragraph 7, and (iv) the power and authority of any arbitrator selected hereunder, that are not resolved by mutual agreement shall be submitted to final and binding arbitration before Judicial Arbitration and Mediation Services, Inc. (“JAMS”) pursuant to the Federal Arbitration Act, 9 U.S.C. Section 1 et seq.  Either the Company or the Participant may commence the arbitration process by filing a written demand for arbitration with JAMS and delivering a copy of such demand to the other party or parties to the arbitration in accordance with the notice procedures set forth in Paragraph 14 below. The arbitration shall take place in Los Angeles, California, and shall be conducted in accordance with the provisions of JAMS Streamlined Arbitration Rules and Procedures

in effect at the time of filing of the demand for arbitration. The parties to the arbitration shall cooperate with JAMS and each other in selecting an arbitrator from JAMS’ panel of neutrals and in scheduling the arbitration proceedings. The arbitrator selected shall be neutral and a former California state court judge or a former U.S. federal judge with experience in adjudicating matters under the law of the State of California; provided that if no such person is both willing and able to undertake such a role, the parties to the arbitration shall cooperate with each other and JAMS in good faith to select such other person as may be available from a JAMS panel of neutrals with experience in adjudicating matters under the law of the State of California. The parties to the arbitration shall participate in the arbitration in good faith. The Company shall pay those costs, if any, of arbitration that it must pay to cause this Paragraph 7 to be enforceable, and all other costs of arbitration shall be shared equally between the parties to the arbitration.
(b)Adequate discovery shall be permitted by the arbitrator consistent with applicable law and the objectives of arbitration. The award of the arbitrator, which shall be in writing summarizing the basis for the decision, shall be final and binding upon the parties (subject only to limited review as required by law) and may be entered as a judgment in any court having competent jurisdiction, and the parties hereby consent to the jurisdiction of the courts of the State of California. The arbitrator shall have the power to award any appropriate remedy allowed by applicable law, but shall not have power to modify the provisions of this Paragraph 7 or to make an award or impose a remedy that is not available to a court of general jurisdiction sitting in the County of Los Angeles, California, and the jurisdiction of the arbitrator is limited accordingly. To the extent permitted by law, except as provided in Paragraph 7(c) below the arbitrator shall have the power to order injunctive relief, and shall expeditiously act on any petition for such relief.
(c)The provisions of this Paragraph 7 may be enforced by any court of competent jurisdiction, and, to the extent permitted by law, the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys’ fees, to be paid by the party against which enforcement is ordered. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict any party’s ability to seek or obtain a temporary restraining order, preliminary injunction or other provisional remedy then available in any court of competent jurisdiction to prevent any violation of the provisions of this Agreement pending a final determination on the merits by the arbitrator, and each party hereby consents that any such temporary restraining order, preliminary injunction or other provisional remedy may be granted without the necessity of posting any bond. The question of whether any particular application or request for relief is for a provisional remedy not subject to arbitration under this Paragraph 7 may only be decided by a court, and the arbitrator shall not have the power or authority to decide any such question.
(d) The details of any arbitration pursuant to this Paragraph 7, including the existence or outcome of such arbitration and any information obtained in connection with any such arbitration, shall be kept strictly confidential and shall not be disclosed or discussed with any person not a party to the arbitration; provided that a party may make such disclosures as are required by applicable law or legal process; provided further that a party may make such disclosures to such party’s attorneys, accountants or other agents and representatives (including, in the case of the Company, the officers, directors and employees of any Oaktree Group Member) who reasonably need to know the disclosed information in connection with any arbitration pursuant to this Paragraph 7 and who are obligated to keep such information confidential to the same extent as such party. If a party to an arbitration receives a subpoena or other request for information from a third party that seeks disclosure of any information that is required to be kept confidential pursuant to the prior sentence, or otherwise believes that such party may be required to disclose any such information, such party shall (i) promptly notify the other party to the arbitration and (ii) reasonably cooperate with such other party in taking any legal or otherwise appropriate actions, including the seeking of a protective order, to prevent the disclosure, or otherwise protect the confidentiality, of such information.
(e)For the avoidance of doubt, (i) any arbitration pursuant to this Paragraph 7 shall not include any disputes, claims or controversies that do not arise out of or relate to this Agreement and (ii) any arbitration pursuant to this Paragraph 7 of disputes, claims or controversies arising out of or relating to this Agreement is intended to be a separate and distinct proceeding from any arbitration or other adjudication of disputes, claims or controversies between any Oaktree Group Member and the Participant that do not arise out of or relate to this Agreement.

8.        No Right to Continued Service on the Board of Directors.  The granting of the Award as evidenced by this Agreement shall impose no obligation on the Company to maintain the Participant on its Board of Directors and shall not lessen or affect the Company’s right to terminate the Participant’s service on its Board of Directors.

9.        Entire Agreement.  The Grant Documents and any plan, agreement or policy with which any of the Grant Documents require the Participant to comply, constitute the entire agreement among the parties hereto with respect to this Award, and supersede any prior agreement or understanding among them with respect to such matter; provided that in the event of any conflict among (i) the Plan, (ii) this Agreement or (iii) any other agreement entered into between the Participant and any Oaktree Group Member, the documents shall control in the following order: this Agreement, such other agreement entered into between the Participant and an Oaktree Group Member and, finally, the Plan.

10.     Interpretation and Certain Definitions.

(a)    All ambiguities shall be resolved without reference to which party may have drafted this Agreement. All article, paragraph or section headings or other captions in this Agreement are for convenience only, and they shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Unless the context clearly indicates otherwise: (i) a term has the meaning assigned to it; (ii) “or” is not exclusive; (iii) provisions apply to successive events and transactions; (iv) each definition herein includes the singular and the plural; (v) each reference herein to any gender includes the masculine, feminine, and neuter where appropriate; (vi) the word “including” when used herein means “including, but not limited to,” and the word “include” when used herein means “include, without limitation”; and (vii) references herein to specified paragraph numbers refer to the specified paragraph of this Agreement. The words “hereof,” “herein,” “hereto,” “hereby,” “hereunder,” and derivative or similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “applicable law” and any other similar references to the law include all applicable statutes, laws (including common law), treaties, orders, rules, regulations, determinations, orders, judgments, and decrees of any governmental authority. The abbreviation “U.S.” refers to the United States of America. All monetary amounts expressed herein by the use of the words “U.S. dollar” or “U.S. dollars” or the symbol “$” are expressed in the lawful currency of the United States of America. The words “foreign” and “domestic” shall be interpreted by reference to the United States of America.
(b)    “Cause” means the occurrence of any of the following events during the period in which the Participant serves on the Board of Directors of the Company (regardless whether the occurrence is discovered before or after the cessation of the Participant’s services to the Company): (i) gross negligence or misconduct detrimental to an Oaktree Group Member, (ii) material breach of this Agreement, the Company’s operating agreement, Atlas OCM Holdings, LLC’s operating agreement or any other agreement between the Participant and an Oaktree Group Member, or written policies of any Oaktree Group Member applicable to the Participant, (iii) violation of any applicable regulatory rule or regulation, (iv) conviction of, or entry of a guilty plea or of no contest to, a felony (other than a motor-vehicle-related felony for which no custodial penalty is imposed), (v) entry of an order issued by any court or regulatory agency removing the Participant as a director of the Company or of Atlas OCM Holdings, LLC or prohibiting the Participant from participation in the conduct of the affairs of an Oaktree Group Member or (vi) fraud, theft, misappropriation or dishonesty by the Participant relating to an Oaktree Group Member, including any theft of funds.
(c)    “Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

(d)    “Oaktree Business” means the business and operations of the Oaktree Group, including the organization, investment objectives, expenses, operational structure, management structure and other material details of the Oaktree Group.
(e)    “Oaktree Group” means, collectively, Atlas OCM Holdings, LLC and its direct and indirect Subsidiaries and the Company and its direct and indirect Subsidiaries, and each such entity individually, an “Oaktree Group Member”.
(f)    “Oaktree Related Person” means (i) any Oaktree Group Member, (ii) the current and former senior executives, officers, directors, employees and duly authorized agents and representatives of any Oaktree Group Member, and (iii) the current and former direct and indirect shareholders, partners, members and equityholders of any Oaktree Group Member (other than the current and former holders of publicly traded preferred or common equity securities of the Company, except to the extent such holders either (A) are also described in clauses (i) or (ii) above or (B) have directly or indirectly held common equity securities of the Company on or after October 1, 2019).
(g)    “Person” means an individual, a general partnership, a limited partnership, a limited liability company, an association, a joint venture, a corporation, a business, a trust, an unincorporated organization, any other entity or a government or any department, agency, authority, instrumentality or political subdivision thereof.
(h)    “Subsidiary” means, with respect to any Person, any Entity of which (i) a majority of the total voting power of shares of stock or equivalent ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees, or other members of the applicable governing body thereof, is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if no such governing body exists at such entity, or in relation to an entity which is a partnership or limited liability partnership (or equivalent), a majority of the total voting power of shares of stock or equivalent ownership interests of the entity is at the time owned or Controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the manager, managing member or general partner of such limited liability company, partnership, association or other business entity.
11.     Further Assurances. The Participant and the Participant’s beneficiaries shall take all actions that may be reasonably requested by the Company from time to time, including by executing and delivering all agreements, instruments and documents that may be reasonably requested by the Company, to carry out the purposes of the Grant Documents.

12.    Transferability. The Participant may not assign, sell, convey, dispose, pledge, hypothecate or otherwise transfer the Award (each, a “Disposition”), in whole or in part. To the fullest extent permitted by applicable law, any Disposition or purported Disposition of the Award shall be null and void.

13.     Survival. The obligations and covenants of the Participant under this Agreement shall survive indefinitely pursuant to their terms. The Participant agrees to remain bound by such obligations and covenants notwithstanding any vesting, forfeiture or payment (whether pursuant to Paragraph 2 or otherwise) of the Award.

14.     Notices.  Any notice that is required or permitted hereunder to be given to the Participant shall be in writing and shall be delivered to the Participant at the principal office of the Company or at such other place where the Participant may be found. Any notice to the Participant which is delivered to the principal office of the Company when the Participant is absent from the office shall, if reasonable efforts have been made to deliver it to the Participant elsewhere, be deemed delivered to the Participant on the next succeeding business day, if the Participant does not actually receive such notice earlier. Any notice to the Company required or permitted hereunder to be given to the Company shall be in writing and shall be delivered to the Company at the principal office of the Company, addressed to the attention of the Company’s General Counsel. A written notice may be delivered by electronic mail or other electronic transmission.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the Participant has executed or electronically accepted this Agreement as of the Grant Date intending to be legally bound by all of the terms hereof and to make the election set forth in Attachment A.

PARTICIPANT

_________________________________
Name:
Date:
[Long-Term Incentive Award Agreement]

Attachment A – Fund Election

The Company is not making any recommendation as to which election the Participant should make. The election is to be made in the Participant’s sole discretion and the Participant assumes all risks of such elections. The Company makes no promise or guarantee that the effective returns on the notional investment will be positive. Past performance is no guarantee of future results. Each investment option involves risks that should be carefully considered by the Participant before an election is made.

Fund Election {Oaktree Global Credit Fund} / {Vanguard Federal Money Market Fund}
Please indicate the Participant’s notional investment election for the Award using the dropdown box. Once an election is made and the Agreement is accepted by the Participant, the election cannot be changed. If the Participant receives additional awards under the Plan, the Participant can make a different fund election for such additional awards, but those other elections will not affect this Award. As described in the Plan, all investments will be on a purely notional basis for the purpose of valuing the Account. The Participant will not have any actual interest in the selected fund or its assets.

Oaktree Global Credit Fund (the “Designated Fund” under the Plan)
Information about the Oaktree Global Credit Fund, including recent performance data and a description of important risks associated with the fund, is available on Oaktree Central. Please refer to such information before making your election. If the Oaktree Global Credit Fund makes an income distribution to its limited partners in any quarter, the Participant will receive an equivalent income payment in respect of the unvested portion of the Award and the remaining value of the Award will be adjusted to reflect such payment, as further described in the Plan. Any such income payments will be fully vested upon receipt.

Vanguard Federal Money Market Fund (the “Alternative Notional Investment” under the Plan)
Information about the Vanguard Federal Money Market Fund, including recent performance data, is available on Vanguard’s website. The Oaktree Group has no involvement with the management of this fund. If the Participant selects this fund, payments will be made only in connection with vesting events. No income distributions will be paid between vesting events.